Filing Pursuant to Rule 424(b)(3)
Registration Statement No. 333-48536

PROSPECTUS SUPPLEMENT NO. 22 DATED JULY 2, 2002
TO PROSPECTUS DATED JANUARY 22, 2001

TERAYON COMMUNICATION SYSTEMS, INC.

$500,000,000

of 5% Convertible Subordinated Notes Due 2007 and 5,951,673 Shares of
Common Stock Issuable upon Conversion of the Notes

Please read this prospectus supplement in conjunction with the prospectus dated January 22, 2001 (the “Prospectus”). The table on pages 21 through 24 of the Prospectus setting forth information concerning the selling holders, prospectus supplement no. 1 dated February 9, 2001, prospectus supplement no. 2 dated February 16, 2001, prospectus supplement no. 3 dated February 20, 2001, prospectus supplement no. 4 dated February 23, 2001, prospectus supplement no. 5 dated March 2, 2001, prospectus supplement no. 6 dated March 9, 2001, prospectus supplement no. 7 dated March 16, 2001, prospectus supplement no. 8 dated March 23, 2001, prospectus supplement no. 9 dated April 27, 2001, prospectus supplement no. 10 dated May 4, 2001, prospectus supplement no. 11 dated May 11, 2001, prospectus supplement no. 12 dated May 25, 2001, prospectus supplement no. 13 dated June 4, 2001, prospectus supplement no. 14 dated July 13, 2001, prospectus no. 15 dated July 27, 2001, prospectus no. 16 dated August 22, 2001, prospectus no. 17 dated November 16, 2001, prospectus no. 18 dated February 7, 2002, prospectus no. 19 dated February 20, 2002, prospectus no. 20 dated April 4, 2002 and prospectus no. 21 dated May 6, 2002 are superseded by the following table:

SELLING HOLDERS

We originally issued the Notes and the Notes were sold by the initial purchasers in a transaction exempt from the registration requirements of the Securities Act to persons reasonably believed by the initial purchasers to be qualified institutional buyers or other institutional accredited investors. Selling holders, including their transferees, pledgees, donees or successors, may from time to time offer and sell pursuant to this prospectus any or all of the Notes and common stock into which the Notes are convertible. We agree to use reasonable efforts to keep the registration statement effective until July 26, 2002. Our registration of the Notes and the shares of common stock into which the Notes are convertible does not necessarily mean that the selling holders will sell any or all of the Notes or the shares of the common stock into which the Notes are convertible.

The following table sets forth information, as of July 2, 2002, with respect to the selling holders and the principal amounts of Notes beneficially owned by each selling holder that may be offered under this prospectus. The information is based on information provided by or on behalf of the selling holders. The selling holders may offer all, some or none of the Notes or common stock into which the Notes are convertible. Because the selling holders may offer all or some portion of the Notes or the common stock, no estimate can be given as to the amount of the Notes or the common stock that will be held by the selling holders upon termination of any sales. In addition, the selling holders identified below may have sold, transferred or otherwise disposed of all or a portion of their Notes since the date on which they provided the information regarding their Notes in transactions exempt from the registration requirements of the Securities Act.

	Principal Amount of	Common Stock
	Notes Beneficially	Issuable upon
	Owned	Conversion	Common
Selling Holder	and Offered	of the Notes (1)	Stock Offered

Arbitex Master Fund, L.P.	1,200,000	14,284	14,284
Black Diamond Offshore, Ltd.	665,000	7,915	7,915
CALAMOS® High Yield Fund — CALAMOS® Investment Trust Investment Trust	245,000	2,916	2,916

	Principal Amount of	Common Stock
	Notes Beneficially	Issuable upon
	Owned	Conversion	Common
Selling Holder	and Offered	of the Notes (1)	Stock Offered

Credit Suisse First Boston	1,000,000	11,903	11,903
Deutsche Bank Securities, Inc.	200,000	2,380	2,380
Double Black Diamond Offshore, LDC	2,708,000	32,234	32,234
ECT Investments, Inc.	1,000,000	11,903	11,903
Faria Fund, Ltd.	100,000	1,190	1,190
Greenlight Capital, L.P.	1,055,000	12,558	12,558
Greenlight Capital Offshore, Ltd.	2,413,000	28,722	28,722
Greenlight Capital Qualified, L.P.	2,532,000	30,139	30,139
Ilanot Batucha Investment House, Ltd.	300,000	3,571	3,571
Israel Brokerage & Investments IBI, Ltd.	100,000	1,190	1,190
Jefferies & Co.	875,000	10,415	10,415
JMG Capital Partners, L.P.	500,000	5,951	5,951
JMG Triton Offshore Fund, Ltd.	500,000	5,951	5,951
JRS, Ltd.	1,000,000	11,903	11,903
Julius Baer Securities, Inc.	250,000	2,975	2,975
KBC Financial Products USA, Inc.	900,000	10,713	10,713
Lehman Brothers, Inc.	1,200,000	14,284	14,284
LibertyView Funds, LLC	100,000	1,190	1,190
LibertyView Funds, L.P.	400,000	4,761	4,761
Lonestar Partners, L.P.	2,500,000	29,758	29,758
Lumber Industries, Inc.	750,000	8,927	8,927
Lydian Overseas Partners Master Fund	15,000,000	178,550	178,550
McMahan Securities Co., L.P.	1,000,000	11,903	11,903
Merrill, Lynch, Pierce, Fenner and Smith, Inc.	16,000	190	190

	Principal Amount of	Common Stock
	Notes Beneficially	Issuable upon
	Owned	Conversion	Common
Selling Holder	and Offered	of the Notes (1)	Stock Offered

Miller Tabak Roberts Securities	50,000	595	595
Morgan Stanley & Co.	2,500,000	29,758	29,758
Pacific Life Insurance Company	1,000,000	11,903	11,903
Ramus Capital Group Holdings, Ltd.	200,000	2,380	2,380
Research Capital Corporation	750,000	8,927	8,927
Spear, Leads & Kellogg Capital Markets	2,400,000	28,568	28,568
Standard Mortgage Holding Corp.	500,000	5,951	5,951
The Class IC Company, Ltd.	1,500,000	17,855	17,855
United Mizrahi Bank, Ltd.	50,000	595	595
Valentis Investors, LLC	2,000,000	23,806	23,806
Ventana Partners, L.P.	1,000,000	11,903	11,903
DLG Securities Corp.	100,000	1,190	1,190
Investec Clali (Israel) Ltd.	300,000	3,571	3,571
Investec Ernst & Co.	1,000,000	11,903	11,903
Investec Bank Israel (Ltd.)	1,000,000	11,903	11,903
CRT Capital Group, LLC	1,787,000	21,271	21,271
Ilanot Batucha Asset Management Ltd.	118,000	1,404	1,404
Any other holders of Notes or future holders (2)	45,377,000	540,138	540,138
Total	500,000,000	5,951,673	5,951,673

(1)	Assumes a conversion rate of 11.9033 shares of common stock per $1,000 principal amount of Notes and a cash payment in lieu of any fractional interest.

(2)	Assumes that any other holders of Notes or any future transferees from any holder do not or will not beneficially own any common stock other than common stock into which the Notes are convertible at the conversion rate of 11.9033 shares of common stock per $1,000 principal amount of Notes. Additionally, $399,859,000 principal amount of Notes have been repurchased by the Company as of July 2, 2002, which is convertible into 4,759,659 shares of common stock.

None of the selling holders nor any of their affiliates, officers, directors or principal equity holders has held any position or office or has had any material relationship with us within the past three years with the exception of Deutsche Bank Securities, Inc. and Lehman Brothers, Inc. In the past three years, Deutsche Bank, Inc. and Lehman Brothers, Inc. have acted as underwriters of the Company’s initial public offering and follow-on public offering and as initial purchasers in the offering of the Notes. The selling holders purchased all of the Notes in a private transaction. All of the Notes and the shares of common stock into which the Notes are convertible are “restricted securities” under the Securities Act.

Information concerning the selling holders may change from time to time and any changed information will be set forth in supplements to this prospectus if and when necessary. In addition, the conversion price, and therefore, the number of shares of common stock issuable upon conversion of the Notes, is subject to adjustment under certain circumstances. Accordingly, the aggregate principal amount of Notes and the number of shares of common stock into which the Notes are convertible may increase or decrease.

The date of this Prospectus Supplement is July 2, 2002.